Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC. ANNOUNCES POSITIVE TOP-LINE RESULTS FROM BOTH PHASE III TRIALS OF XIAFLEX® FOR THE POTENTIAL TREATMENT OF PEYRONIE’S DISEASE

XIAFLEX Demonstrated Statistically Significant Improvement in the Co-Primary Endpoints of Penile Curvature Deformity and Patient-Reported Bother versus Placebo

Auxilium to Host Conference Call and Webcast on Monday, June 4 at 8:00 a.m. ET

MALVERN, PA, (June 4, 2012) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced positive top-line results from its IMPRESS (The Investigation for Maximal Peyronie’s Reduction Efficacy and Safety Studies) trials, the phase III studies that assessed XIAFLEX® (collagenase clostridium histolyticum or CCH), a novel, in-office, first-in-class biologic therapy for the potential treatment of Peyronie’s disease (PD).

In IMPRESS I at 52 weeks, the co-primary endpoints met statistical significance with a 37.6% mean reduction in penile curvature deformity for XIAFLEX subjects (p=0.0005) and a 3.3 point (44%)  improvement in the Peyronie’s Disease Questionnaire (PDQ) bother domain for XIAFLEX subjects (p=0.0451).   In IMPRESS II at 52 weeks, the co-primary endpoints met statistical significance with a 30.5% mean improvement in penile curvature deformity for XIAFLEX subjects (p=0.0059) and a 2.4 point (32.4%) improvement in the PDQ bother domain for XIAFLEX subjects (p=0.0496).  XIAFLEX was generally well-tolerated.  The most common treatment related adverse events reported in the phase III studies were local to the treatment site and consistent with adverse events reported in previous PD trials with XIAFLEX, which included injection site hematoma, pain and swelling.    If approved by the U.S. Food and Drug Administration (FDA), XIAFLEX is expected to be the first and only approved biologic therapy indicated for the treatment of PD.

“We believe that XIAFLEX, if approved for the treatment of Peyronie’s Disease, has the clinical profile to become a potential breakthrough procedure,” said Adrian Adams, Auxilium’s Chief Executive Officer and President. “With its current indication in Dupuytren’s contracture, positive topline clinical results in Peyronie’s Disease, and development ongoing in Frozen Shoulder syndrome and cellulite, XIAFLEX represents a pipeline in a product with potential applications in multiple therapeutic areas that currently have limited options.”

PD can be a physically and psychosocially devastating disorder that results in varying degrees of penile curvature deformity, disease bother, sexual dysfunction, emotional distress, loss of self-esteem and depression. A localized connective tissue disorder, PD results from excess collagen deposition on the tunica albuginea—the dense tissue under the skin of the shaft of the penis—which results in an abnormal scar formation. Based on the medical literature, it is estimated that approximately 5% of adult men may have some degree of PD. However, due to the embarrassing nature of the disease and limitations of current treatments, it is also estimated that many PD sufferers remain undiagnosed and untreated. Relying on historical medical claims data and proprietary market research, Auxilium believes that between 65,000 and 120,000 PD patients are diagnosed every year in the U.S., and that approximately 5,000 to 6,500 PD patients are currently treated with injectable therapies or surgery annually in the U.S.

“Obtaining a statistically significant reduction in penile curvature deformity and improvement in Peyronie’s disease bother without the risks of surgical intervention represents an enormous advantage for eligible patients suffering from PD,” said Dr. Larry Lipshultz, Professor of Urology and Chief of the Division of Male Reproductive Medicine and Surgery at the Baylor College of Medicine. “Currently, surgery is typically a treatment of last resort as there is the potential for complications, including decreased penile length or erectile dysfunction. The most common current PD treatments are non-FDA approved oral, topical and injection therapies that have limited effect and are often not based upon rigorous scientific data.”

Efficacy Results

Adverse Events

The most common adverse events reported in the IMPRESS phase III trials were hematoma, pain and swelling at the treatment site.  These adverse events were comparable to the previous trials and most resolved within 14 days. There have been no systemic hypersensitivity events reported in the phase III trials or any of the previous XIAFLEX PD clinical studies to date.    Including data from all XIAFLEX PD clinical studies, over 7,500 XIAFLEX injections have been administered to more than 1,050 PD patients.

Most Common Adverse Events > 5% in XIAFLEX patients

There were three serious adverse events of corporal rupture (penile fracture) and three serious adverse events of hematomas related to XIAFLEX reported in IMPRESS I and II.

FDA Filing

Auxilium plans to file a supplemental Biologics License Application (sBLA) with the FDA seeking approval for the potential use of XIAFLEX in the treatment of PD by the end of 2012. If approved by the FDA, XIAFLEX is expected to be the first biologic therapy indicated for the treatment of PD.

Auxilium is grateful to all the patients, investigators and Auxilium employees who contributed to these trials.

Conference Call

Auxilium will hold a conference call today, June 4, 2012 at 8:00 a.m. ET, to discuss top-line results from the IMPRESS studies. The presentation slides to be used during the call will be available on the “For Investors” section of the Company’s web site under the “Presentations” tab at 8:00 a.m. ET.  A question and answer session will follow the presentation.  The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab.  The conference call will be archived for future review for 90 days.

Conference call details:
Date:	Monday, June 4, 2012
Time:	8:00 a.m. ET
Dial-in (U.S.):	800-573-4842
Dial-in (International):	617-224-4327
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:
Access number (U.S.):	888- 286-8010
Access number (International):	617- 801-6888
Replay Passcode #:	AUXILIUM

About Peyronie’s Disease

PD is the development of collagen plaque, or scar tissue, on the shaft of the penis that may harden and reduce flexibility, thus occasionally causing pain and causing the penis to deform in a bend or arc during erection.  In addition to difficulty with sexual intercourse, PD is commonly associated with emotional distress, loss of self-esteem, disease bother and depression. PD is a heterogeneous disease with an initial inflammatory component.  This inflammatory phase is poorly understood with a somewhat variable disease course and occasional spontaneous resolutions of not greater than 13%(1).   After 12-18 months of disease, the disease is reported to often develop into a more chronic, stable phase(1).  The estimated prevalence in adult men of PD has been reported to be approximately 5%(2); however the disease is thought to be underdiagnosed and undertreated(1).  Based on U.S. historical medical claims data, it is estimated that between 65,000 and 120,000 PD patients are diagnosed every year, but only 5,000 to 6,500 PD patients are treated with injectables or surgery annually(3).

(1)          L.A. Levine Peyronie’s Disease: A Guide to Clinical Management. Humana Press: 10-17, 2007.

(2)          Bella A. Peyronie’s Disease J Sex Med 2007;4:1527–1538

(3)          SDI and data on file, Auxilium

About the IMPRESS Clinical Program

Auxilium’s late stage global development plan for XIAFLEX consists of four clinical studies and is known by the acronym IMPRESS — The Investigation for Maximal Peyronie’s Reduction Efficacy and Safety Studies.  There are two randomized, double-blind, placebo-controlled phase III studies, which enrolled over 800 patients combined at 64 sites in the U.S. and Australia in less than five months, with a 2:1 ratio of XIAFLEX to placebo.  There is also one open label study, which enrolled at least 250 patients, at approximately 30 sites in the U.S., EU and New Zealand, and one pharmacokinetic study, which enrolled approximately 20 patients who were then enrolled into the open label study.  XIAFLEX was administered two times a week every six weeks for up to four treatment cycles (2 x 4).  Each treatment cycle was followed by a penile modeling procedure.  Patients were followed for 52 weeks post-first injection in the double-blind studies and will be followed for 36 weeks in the open label and pharmacokinetic trials.

The trials’ co-primary endpoints are percent improvement from baseline in penile curvature deformity compared to placebo and the change from baseline (improvement) in the PD bother domain of the PDQ compared to placebo.  The PDQ also has two additional domains as secondary endpoints, which include severity of psychological and physical symptoms of PD, and penile pain.  Safety measurements include adverse event monitoring and clinical labs.  Immunogenicity testing was also performed.  The Company expects to file a sBLA, which will include the results of both IMPRESS double-blind studies, with the FDA by the end of 2012.

About the IMPRESS PDQ

The PDQ is a 15-question assessment of the impact of PD on a subject using 3 domains: PD bother, psychological and physical symptoms of PD, and penile pain (at screening, week 24, and week 52). The PDQ is a proprietary questionnaire that Auxilium developed with the FDA following its phase IIb PD studies as a valid tool for measuring PD bother.

About XIAFLEX

XIAFLEX (collagenase clostridium histolyticum; CCH) is a biologic approved in the U.S. and the EU for the treatment of adult Dupuytren’s contracture (DC) patients with a palpable cord. XIAFLEX is a minimally invasive treatment for this condition and consists of a highly purified combination of two subtypes of collagenase, derived from Clostridium histolyticum, in specific proportion. Together, the collagenase sub-types work synergistically to break the bonds of the triple helix collagen structure more effectively than human collagenase. XIAFLEX is currently in phase III of development for the treatment of Peyronie’s Disease (PD).  CCH is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy).  XIAFLEX has been granted Orphan status in the U.S. by the FDA for DC and PD.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult DC patients with a palpable cord. GlaxoSmithKline LLC is expected to co-promote Testim with Auxilium in the U.S. beginning in the third quarter of 2012. Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of PD.  CCH is in phase IIa of development for the treatment of Frozen Shoulder syndrome (adhesive capsulitis) and phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “should,” “could,” “estimate,” “project,” “will,” and “target.”  Forward-looking-statements in this release include statements regarding the timing of the Company’s filing of a supplemental BLA and FDA review of the BLA for XIAFLEX for treatment of PD and the approval thereof; the timing of the FDA Advisory Committee to review XIAFLEX for the treatment of PD; the size of the potential market for XIAFLEX for the treatment of PD; whether XIAFLEX will be the first and only approved biologic therapy indicated for the treatment of PD; whether XIAFLEX if approved for the treatment of PD has the clinical profile to become a potential  breakthrough procedure; whether XIAFLEX represents a pipeline in a product with potential applications in multiple therapeutic areas that currently have limited options; the period of time for which patients will be followed in the Company’s current pharmacokinetic study for XIAFLEX for the treatment of PD; the scope and design of any PDQ the Company may implement; the interpretation of clinical data; the number of patients with PD; the number of the Company’s products in development for PD, Frozen

Shoulder syndrome, and cellulite; when GlaxoSmithKline LLC will begin to co-promote Testim; and all other statements containing projections, statements of future performance or expectations, or statements of plans or objectives for future operations (including statements of assumption underlying or relating to any of the foregoing). Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of Auxilium and are based upon preliminary information and management assumptions.  No specific assurances can be given with respect to whether those products for which the Company is pursuing FDA approval will be approved or whether any of the Company’s products will achieve commercial success; or whether any of the Company’s co-promotion agreements will be successful.  While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

Auxilium Contacts:

James E. Fickenscher / CFO	William Q. Sargent, Jr. / V.P., IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com